FOR IMMEDIATE RELEASE
                                                        For information contact:
                        Robert S. Ehrlich, Chairman of the Board, 972 50 297 970
                     Charis W. Copin, Director, Investor Relations, 716-265-1600

                      PSC APPOINTS CHIEF EXECUTIVE OFFICER

Rochester, New York--December 4, 2000--PSC Inc. (Nasdaq:PSCX), a global leader in the manufacture and marketing of bar code scanning equipment and automatic data collection solutions, today announced the appointment of Edward J. Borey to the positions of President and Chief Executive Officer, effective immediately. He also will be appointed to the Board of Directors. Borey replaces Robert S. Ehrlich, Chairman of the Board of PSC, and Bert W. Wasserman, a PSC director, who had been serving as interim Co-Chief Executive Officers since the resignation of Robert C. Strandberg on August 23, 2000.

Borey most recently was President and CEO of TranSenda, a middleware/enterprise application integration software company in Redmond, Washington and serves on several boards of technology companies focused on the mobile computing and medical automation markets. Previously, he held senior positions in the automated data collection industry at Intermec Technologies Corporation where he was Executive Vice President and Chief Operating Officer and at The Graphics and Service Bureau Group-Paxar Corporation, Monarch Marking Systems, and Intermec Media where he was General Manager. Prior to that, Borey held senior marketing positions at companies in the retail automation industry including Seimans Nixdorf, ICL and Datachecker Systems, Inc.

"Ed's extensive experience in the automatic data collection industry and at high tech companies will serve PSC well as we refocus and rebuild the Company," said Robert S. Ehrlich, Chairman of the Board of PSC. "His broad background and skills in building world class businesses will be invaluable to PSC's future success."

Ed Borey commented, "I am delighted to have the opportunity to lead PSC as the Company extends its reach in the retail scanning and mobile and wireless markets. My initial goal is to build on the Company's core competencies and grow profitably for the benefit of customers, shareholders and employees."

PSC Inc. is a leading manufacturer and marketer of bar code scanning and automatic data collection solutions of the highest quality and exceptional reliability. Its broad range of products includes a full line of laser and non-laser based handheld and fixed position bar code scanners, two dimensional image readers, wireless portable data terminals, warehouse management software, bar code scan engines and verifiers and automated carton dimensioning systems. These products are used in automated data collection solutions in the retail, manufacturing, warehousing, logistics and package handling markets.

Headquartered   in  the  Rochester,   New  York  suburb  of  Webster,   PSC  has
manufacturing facilities in Webster and Eugene, Oregon. PSC has sales and service offices throughout the Americas, Europe, Asia and Australia.

The forward-looking statements contained in this release are based on estimates of future performance and are highly dependent upon a variety of factors which could cause actual results to differ materially. These factors include the market acceptance of products, competitive product offerings and pricing pressures, the ability to control manufacturing and operating costs, the integration of acquisitions, foreign currency and interest rate fluctuations, fulfillment of lending agreements and the disposition of legal issues. Reference should be made to filings with the Securities and Exchange Commission for further discussions of factors that could affect PSC's future results.

Further information is available at the PSC web site:  http://www.pscnet.com
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